Exhibit 99.1 - Earnings Release – Fourth fiscal quarter ended September 26, 2010
201 N. Harrison St.
Davenport, IA 52801
www.lee.net

NEWS RELEASE

Lee Enterprises reports continued earnings growth in fiscal Q4

DAVENPORT, Iowa (November 8, 2010) — Lee Enterprises, Incorporated (NYSE: LEE) reported today that for its fourth fiscal quarter ended September 26, 2010, earnings per diluted common share were 11 cents, compared with 4 cents a year ago. Excluding adjustments for unusual matters(1) in both years, earnings per diluted common share were 16 cents, compared with 5 cents a year ago.

Lower interest expense, overall reduction in operating expenses and strong digital revenue growth contributed to the results, while newsprint costs increased and total year-over-year revenue performance mirrored the previous quarter.

Mary Junck, chairman and chief executive officer, said: “The economic recovery in our markets stalled a bit in the September quarter, but the revenue trend improved markedly in October, and we expect the improvement to continue in November, as we continue ratcheting up digital sales, which have been growing at a double-digit clip since February. In 2010, we have been building on our rapid digital audience growth by providing local news and information through mobile apps for smartphones, and this fall we have begun rolling out apps with extensive coverage of local prep and college sports. As technology and media choices continue to evolve, we are making sure that our newspapers and digital products remain, by far, the primary source of local news, information and advertising in our communities, reaching more than 80 percent of all adults.”

FOURTH QUARTER RESULTS

Operating revenue for the quarter totaled $188.7 million, a decline of 3.7 percent from a year ago. Combined print and digital advertising revenue decreased 4.4 percent to $134.3 million, with retail advertising down 4.4 percent, national down 11.7 percent and classified down 3.5 percent. Combined print and digital employment advertising revenue grew for the second consecutive quarter, up 7.9 percent in the September quarter. Automotive decreased 1.6 percent for the quarter but increased in September. Real estate decreased 19.5 percent for the quarter and other classified decreased 1.7 percent. Digital advertising revenue on a stand-alone basis increased 22.4 percent to $12.5 million, representing 9.3 percent of total advertising revenue. Digital retail advertising revenue climbed 38.6 percent and digital classified revenue rose 8.1 percent. Circulation revenue declined 1.2 percent.

Operating expenses, excluding depreciation, amortization and impairment charges in the prior year, decreased 3.1 percent. Newsprint and ink expense increased 40.2 percent, a result of price increases and accounting adjustments. Last-in first-out (LIFO) newsprint accounting charges were $3.3 million unfavorable compared to the prior year quarter, as prices were decreasing in 2009 but increasing throughout 2010. Excluding such charges, newsprint and ink expense increased 7.8 percent for the quarter. Newsprint volume declined 6.2 percent. Compensation expense declined 4.6 percent, with the average number of full-time equivalent employees down 5.4 percent. Operating costs, excluding depreciation and amortization, are expected to be down more than 1 percent in the December 2010 quarter in spite of higher newsprint costs.

Operating cash flow(2) decreased 5.9 percent from a year ago to $38.1 million. Operating cash flow margin(2) was 20.2 percent. Including equity in earnings of associated companies, depreciation and amortization, as well as unusual matters in both years, operating income totaled $22.6 million, compared with $21.0 million a year ago. Operating income margin was 12.0 percent in the current year quarter. Non-operating expenses, primarily interest expense and debt financing costs, declined 24.4 percent to $16.9 million from $22.3 million. Year end adjustments to income tax liabilities reduced the effective income tax rate for the quarter. Income attributable to Lee Enterprises, Incorporated totaled $5.2 million, compared with $1.8 million a year ago.

ADJUSTED EARNINGS AND EPS FOR THE QUARTER

Unusual matters affecting year-over-year comparisons include debt financing costs in both years and impairment charges in 2009. The following table summarizes the impact from unusual matters on income attributable to Lee Enterprises, Incorporated and earnings per diluted common share. Per share amounts may not add due to rounding.

	13 Weeks Ended
	Sept 26		Sept 27
	2010		2009
(Thousands, Except Per Share)	Amount	Per Share	Amount	Per Share

Income attributable to Lee Enterprises, Incorporated, as reported	$5,189	$0.11	$1,755	$0.04
Adjustments:
Impairment of goodwill and other assets	—		1,381
Debt financing costs	2,550		1,833
Other, net	465		2,095
	3,015		5,309
Income tax effect of adjustments, net, and other unusual tax matters	(1,020)		(4,651)
	1,995	0.04	658	0.01
Income attributable to Lee Enterprises, Incorporated, as adjusted	$7,184	$0.16	$2,413	$0.05

AUDIENCES

The number of unique visitors at Lee digital platforms totaled 48.9 million in the quarter, an increase of 27.1 percent from a year ago.

Paid newspaper circulation, in the six-month Audit Bureau of Circulations Fas-Fax period ended September 30, 2010, decreased 3.9 percent daily and 4.9 percent Sunday, compared with industry average declines of 4.9 percent daily and 4.4 percent Sunday. Factors contributing to the declines include selective price increases and general economic conditions.

The latest Lee Enterprises Audience Report, for the January-June 2010 survey period in Lee's top 12 markets, shows that overall audience reach remains strong at 66 percent of adults either reading the newspaper or visiting the newspaper website over the course of a week. An additional 16 percent used the newspaper in some way, such as accessing advertising or other information, for a total reach among all adults of 82 percent in a week. The report, from Thoroughbred Research, carries an overall margin of error of 1 percentage point.

FISCAL 2010 RESULTS

Operating revenue for the year totaled $780.6 million, a decline of 7.3 percent compared with a year ago. Combined print and digital advertising revenue decreased 8.9 percent to $560.1 million, with retail advertising down 8.1 percent, national down 11.6 percent and classified down 9.9 percent. Combined print and digital employment advertising revenue decreased 14.8 percent, automotive decreased 10.4 percent, real estate decreased 19.5 percent and other classified declined 0.6 percent. Digital advertising revenue on a stand-alone basis increased 12.4 percent to $47.3 million. Circulation revenue declined 2.9 percent.

Operating expenses, excluding depreciation, amortization and impairment charges in both years, decreased 9.7 percent, with compensation down 6.9 percent and newsprint and ink down 24.7 percent.

Operating cash flow increased 2.3 percent compared with a year ago to $170.9 million. Operating cash flow margin was 21.9 percent. Including equity in earnings of associated companies, depreciation and amortization, as well as curtailment gains, impairment charges and other unusual matters, operating income totaled $147.2 million, compared with an operating loss of $173.4 million a year ago. Operating income margin was 18.9 percent for the year. Non-operating expenses, primarily interest expense and debt financing costs, declined 18.8 percent. Income attributable to Lee Enterprises, Incorporated totaled $46.1 million, compared with a loss of $123.2 million a year ago.

FISCAL 2010 ADJUSTED EARNINGS AND EPS

For the year, earnings per diluted common share were $1.03, compared with a loss of $2.77 a year ago. Excluding adjustments for unusual matters, earnings per diluted common share were $0.71, more than double $0.35 a year ago.

Unusual matters affecting year-over-year comparisons include, in 2010, curtailment gains and the impact of health care legislation. Impairment charges and debt financing costs impact both years. Also, $71.3 million of the liability related to the redemption of the minority interest in St. Louis initially recorded in 2008 was reversed in 2009, increasing 2009 results by $57.1 million. The following table summarizes the impact from unusual matters on income (loss) attributable to Lee Enterprises, Incorporated and earnings (loss) per diluted common share. Per share amounts may not add due to rounding.

	52 Weeks Ended
	Sept 26		Sept 27
	2010		2009
(Thousands, Except Per Share)	Amount	Per Share	Amount	Per Share

Income (loss) attributable to Lee Enterprises, Incorporated, as reported	$46,105	$1.03	$(123,191)	$(2.77)
Adjustments:
Impairment of goodwill and other assets, including TNI	3,290		265,904
Curtailment gains	(45,012)		—
Debt financing costs	8,514		17,467
Other, net	1,960		6,848
	(31,248)		290,219
Income tax effect of adjustments, net, and other unusual tax matters	17,167		(94,518)
	(14,081)	(0.31)	195,701	4.40
Net income, as adjusted	32,024	0.71	72,510	1.63
Change in redeemable non-controlling interest liability	—	—	(57,055)	(1.28)
Income attributable to Lee Enterprises, Incorporated, as adjusted	$32,024	$0.71	$15,455	$0.35

DEBT AND FREE CASH FLOW(3)

Debt was reduced $20.4 million in the quarter, compared with $20.0 million in the prior year quarter, and has been reduced $86.7 million year to date. Debt, net of changes in cash, has been reduced $98.6 million in the last 12 months. Debt repayments to date in the December 2010 quarter total $12.5 million and already exceed repayments in the full December quarter in 2009.

Carl Schmidt, vice president, chief financial officer and treasurer, said: "Lee readily meets all financial covenants and expects to continue repaying debt primarily with ongoing cash flow. Liquidity(4) at the end of the quarter totaled $104.7 million, which is improved from the June 2010 level, and compares to $81.5 million of debt repayments due in the next four quarters."

Free cash flow totaled $19.6 million for the quarter, compared with $20.4 million a year ago. Timing of income tax payments accounts for the decline in the quarter. For the year, free cash flow increased 82.9 percent and totaled $104.2 million, compared with $57.0 million in 2009.

ABOUT LEE

Lee Enterprises is a leading provider of local news, information and advertising in primarily midsize markets, with 49 daily newspapers and a joint interest in four others, rapidly growing digital products and nearly 300 specialty publications in 23 states. Lee's newspapers have circulation of 1.4 million daily and 1.7 million Sunday, reaching nearly four million readers daily. Lee's digital sites attract more than 16 million unique visits monthly, and Lee's weekly publications have distribution of four million households. Lee's markets include St. Louis, Mo.; Lincoln, Neb.; Madison, Wis.; Davenport, Iowa; Billings, Mont.; Bloomington, Ill.; and Tucson, Ariz. Lee stock is traded on the New York Stock Exchange under the symbol LEE. For more information about Lee, please visit www.lee.net.

Contact: dan.hayes@lee.net, (563) 383-2100

LEE ENTERPRISES, INCORPORATED
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	13 Weeks Ended			52 Weeks Ended
(Thousands, Except Per Share)	Sept 26 2010	Sept 27 2009%		Sept 26 2010	Sept 27 2009%

Advertising revenue:
Retail	$74,760	$79,828	(6.3)%	$322,961	$358,104	(9.8)%
Classified:
Daily newspapers:
Employment	5,719	5,550	3.0	21,393	26,489	(19.2)
Automotive	6,233	6,754	(7.7)	25,063	30,465	(17.7)
Real estate	5,698	7,302	(22.0)	23,587	30,066	(21.5)
All other	11,789	12,063	(2.3)	46,039	44,635	3.1
Other publications	7,246	7,367	(1.6)	27,762	30,660	(9.5)
Total classified	36,685	39,036	(6.0)	143,844	162,315	(11.4)
Digital	12,466	10,183	22.4	47,290	42,073	12.4
National	7,172	8,300	(13.6)	33,749	39,047	(13.6)
Niche publications	3,244	3,181	2.0	12,260	13,135	(6.7)
Total advertising revenue	134,327	140,528	(4.4)	560,104	614,674	(8.9)
Circulation	44,646	45,192	(1.2)	179,851	185,154	(2.9)
Commercial printing	2,861	2,887	(0.9)	11,762	12,895	(8.8)
Digital services and other	6,826	7,219	(5.4)	28,931	29,307	(1.3)
Total operating revenue	188,660	195,826	(3.7)	780,648	842,030	(7.3)
Operating expenses:
Compensation	75,893	79,533	(4.6)	315,698	339,014	(6.9)
Newsprint and ink	15,063	10,741	40.2	54,436	72,311	(24.7)
Other operating expenses	59,236	63,121	(6.2)	238,191	257,060	(7.3)
Workforce adjustments and transition costs	337	1,920	(82.4)	1,420	6,650	(78.6)
	150,529	155,315	(3.1)	609,745	675,035	(9.7)
Operating cash flow	38,131	40,511	(5.9)	170,903	166,995	2.3
Depreciation	6,593	8,048	(18.1)	27,971	32,807	(14.7)
Amortization	11,274	11,000	2.5	45,208	46,792	(3.4)
Impairment of goodwill and other assets	—	1,381	NM	3,290	245,953	(98.7)
Curtailment gains	—	—	—	45,012	—	NM
Equity in earnings of associated companies:
Madison Newspapers	837	641	30.6	3,566	2,609	36.7
TNI Partners	1,509	229	NM	4,180	2,511	66.5
Reduction in investment in TNI Partners	—	—	—	—	19,951	NM
Operating income (loss)	22,610	20,952	7.9	147,192	(173,388)	NM

CONSOLIDATED STATEMENTS OF OPERATIONS, continued

Non-operating income (expense):
Financial income	149	10	NM	411	1,886	(78.2)
Financial expense	(13,315)	(20,503)	(35.1)	(63,117)	(75,425)	(16.3)
Debt financing costs	(2,550)	(1,833)	39.1	(8,514)	(17,467)	(51.3)
Other, net	(1,172)	—	NM	(1,172)	1,823	NM
	(16,888)	(22,326)	(24.4)	(72,392)	(89,183)	(18.8)
Income (loss) from continuing operations before income taxes	5,722	(1,374)	NM	74,800	(262,571)	NM
Income tax expense (benefit)	523	(3,156)	NM	28,622	(82,509)	NM
Income (loss) from continuing operations	5,199	1,782	NM	46,178	(180,062)	NM
Discontinued operations	—	—	—	—	(5)	NM
Net income (loss)	5,199	1,782	NM	46,178	(180,067)	NM
Net income attributable to non-controlling interests	10	27	(63.0)	73	179	(59.2)
Decrease in redeemable non-controlling interest	—	—	—	—	57,055	NM
Income (loss) attributable to Lee Enterprises, Incorporated	$5,189	$1,755	NM	$46,105	$(123,191)	NM

Income (loss) from continuing operations attributable to Lee Enterprises, Incorporated	$5,189	$1,755	NM	$46,105	$(123,186)	NM

Earnings (loss) per common share:
Basic:
Continuing operations	$0.12	$0.04	NM	$1.03	$(2.77)	NM
Discontinued operations	—	—	—	—	—	—
	$0.12	$0.04	NM	$1.03	$(2.77)	NM

Diluted:
Continuing operations	$0.11	$0.04	NM	$1.03	$(2.77)	NM
Discontinued operations	—	—	—	—	—	—
	$0.11	$0.04	NM	$1.03	$(2.77)	NM

Average common shares:
Basic	44,564	44,461		44,555	44,442
Diluted	45,246	45,349		44,955	44,442

FREE CASH FLOW

	13 Weeks Ended		52 Weeks Ended
(Thousands)	Sept 26 2010	Sept 27 2009	Sept 26 2010	Sept 27 2009

Operating income (loss)	$22,610	$20,952	$147,192	$(173,388)
Depreciation and amortization	18,171	19,381	74,335	81,024
Impairment of goodwill and other assets	—	1,381	3,290	245,953
Reduction in investment in TNI Partners	—	—	—	19,951
Curtailment gains	—	—	(45,012)	—
Stock compensation	405	676	1,977	3,013
Cash financial expense	(13,470)	(20,676)	(63,738)	(79,231)
Debt financing costs paid	(553)	(56)	(553)	(26,061)
Financial income	149	10	411	1,886
Cash income tax benefit (paid)	(4,518)	476	(3,753)	(5,260)
Non-controlling interests	(10)	(27)	(73)	(179)
Capital expenditures	(3,145)	(1,738)	(9,834)	(10,702)
Total	$19,639	$20,379	$104,242	$57,006

SELECTED COMBINED PRINT AND DIGITAL ADVERTISING REVENUE

	13 Weeks Ended			52 Weeks Ended
(Thousands)	Sept 26 2010	Sept 27 2009%		Sept 26 2010	Sept 27 2009%

Retail	$78,961	$82,587	(4.4)%	$339,219	$369,304	(8.1)%
National	7,582	8,588	(11.7)	35,352	39,988	(11.6)

Classified:
Employment	9,683	8,974	7.9	35,470	41,626	(14.8)
Automotive	10,328	10,496	(1.6)	40,823	45,574	(10.4)
Real estate	7,755	9,637	(19.5)	31,647	39,331	(19.5)
Other	16,776	17,065	(1.7)	65,332	65,715	(0.6)
Total classified	$44,542	$46,172	(3.5)%	$173,272	$192,246	(9.9)%

REVENUE BY REGION

	13 Weeks Ended			52 Weeks Ended
(Thousands)	Sept 26 2010	Sept 27 2009%		Sept 26 2010	Sept 27 2009%

Midwest	$112,570	$115,419	(2.5)%	$466,775	$502,534	(7.1)%
Mountain West	36,759	38,107	(3.5)	149,053	158,852	(6.2)
West	22,017	24,153	(8.8)	92,805	102,953	(9.9)
East/Other	17,314	18,147	(4.6)	72,015	77,691	(7.3)
Total	$188,660	$195,826	(3.7)%	$780,648	$842,030	(7.3)%

DAILY NEWSPAPER ADVERTISING VOLUME

	13 Weeks Ended			52 Weeks Ended
(Thousands of Inches)	Sept 26 2010	Sept 27 2009%		Sept 26 2010	Sept 27 2009%

Retail	2,447	2,560	(4.4)%	10,287	10,993	(6.4)%
National	96	116	(17.9)	475	488	(2.7)
Classified	2,944	2,952	(0.3)	11,137	11,607	(4.0)
Total	5,487	5,628	(2.5)%	21,899	23,088	(5.2)%

SELECTED BALANCE SHEET INFORMATION

(Thousands)	Sept 26 2010	Sept 27 2009

Cash	$19,422	$7,905
Restricted cash and investments	9,623	9,324
Debt (principal amount)	1,081,590	1,168,335

SELECTED STATISTICAL INFORMATION

	13 Weeks Ended			52 Weeks Ended
(Dollars in Thousands)	Sept 26 2010	Sept 27 2009%		Sept 26 2010	Sept 27 2009%

Capital expenditures	$3,145	$1,738	81.0%	$9,834	$10,702	(8.1)%
Newsprint volume (tonnes)	22,153	23,608	(6.2)%	90,127	103,324	(12.8)%
Average full-time equivalent employees	6,100	6,445	(5.4)%	6,164	6,718	(8.2)%

NOTES:

(1)
Adjusted net income and adjusted earnings per common share, which are defined as income (loss) attributable to Lee Enterprises, Incorporated, and earnings (loss) per common share adjusted to exclude both unusual matters and those of a substantially non-recurring nature, are non-GAAP (Generally Accepted Accounting Principles) financial measures. Reconciliations of adjusted net income and adjusted earnings per common share to income (loss) attributable to Lee Enterprises, Incorporated, and earnings (loss) per common share are included in tables in this release.

No non-GAAP financial measure should be considered as a substitute for any related GAAP financial measure. However, the Company believes the use of non-GAAP financial measures provides meaningful supplemental information with which to evaluate its financial performance, or assist in forecasting and analyzing future periods. The Company also believes such non-GAAP financial measures are alternative indicators of performance used by investors, lenders, rating agencies and financial analysts to estimate the value of a publishing business and its ability to meet debt service requirements.

(2)
Operating cash flow, which is defined as operating income before depreciation, amortization, impairment charges, curtailment gains, and equity in earnings of associated companies, and operating cash flow margin (operating cash flow divided by operating revenue) are non-GAAP financial measures. See (1) above. Reconciliations of operating cash flow to operating income (loss), the most directly comparable GAAP measure, are included in a table accompanying this release.

(3)
Free cash flow, which is defined as operating income, plus depreciation and amortization, impairment charges, stock compensation, financial income and cash income tax benefit, minus curtailment gains, financial expense (exclusive of non-cash amortization and accretion), cash income taxes, capital expenditures and minority interest, is a non-GAAP financial measure. See (1) above. Reconciliations of free cash flow to operating income (loss), the most directly comparable GAAP measure, are included in a table accompanying this release. Changes in working capital are excluded.

(4)	Liquidity is defined as the sum of cash, restricted cash and revolving credit facility availability.

(5)
Certain amounts as previously reported have been reclassified to conform with the current period presentation. The prior period has been adjusted for comparative purposes, and the reclassifications have no impact on earnings.

FORWARD-LOOKING STATEMENTS — The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This news release contains information that may be deemed forward-looking that is based largely on Lee Enterprises, Incorporated’s current expectations, and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties, which in some instances are beyond its control, are the Company’s ability to generate cash flows and maintain liquidity sufficient to service its debt, and comply with or obtain amendments or waivers of the financial covenants contained in its credit facilities, if necessary. Other risks and uncertainties include the impact and duration of continuing adverse economic conditions, changes in advertising demand, potential changes in newsprint and other commodity prices, energy costs, interest rates and the availability of credit due to instability in the credit markets, labor costs, legislative and regulatory rulings, difficulties in achieving planned expense reductions, maintaining employee and customer relationships, increased capital costs, competition and other risks detailed from time to time in the Company’s publicly filed documents, including the Company's Annual Report on Form 10-K for the year ended September 27, 2009. Any statements that are not statements of historical fact (including statements containing the words “may,” “will,” “would,” “could,” “believes,” “expects,” “anticipates,” “intends,” “plans,” “projects,” “considers” and similar expressions) generally should be considered forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements.